INFORMATION RELEVANT TO FORWARD-LOOKING STATEMENTS

Statements made by or on behalf of the Company or its representatives in its filings with the Securities and Exchange Commission, press releases, oral statements or otherwise that are not historical facts are or may be deemed to be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of strategy or risks and uncertainties. These statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include those factors described below. The Company disclaims any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Unless the context requires otherwise, in the following description of information relevant to forward-looking statements, the term "Millennium Chemicals" refers to Millennium Chemicals Inc., the terms "we," "us" and "our" refer to Millennium Chemicals together with its consolidated subsidiaries, and the term "Millennium America" refers to Millennium America Inc., an indirect wholly owned subsidiary of Millennium Chemicals.

THE CYCLICALITY AND VOLATILITY OF THE CHEMICAL INDUSTRY MAY ADVERSELY AFFECT OUR INCOME AND CASH FLOW LEVELS AND OUR CAPACITY UTILIZATION, AND MAY CAUSE FLUCTUATIONS IN OUR RESULTS OF OPERATIONS.

        Our income and cash flow levels reflect the cyclical nature of the chemical industries in which we operate. Certain of these industries are mature and sensitive to cyclical supply and demand balances. In particular, the markets for ethylene and polyethylene, in which we participate through our interest in Equistar Chemicals, L.P. ("Equistar"), are highly cyclical, resulting in volatile profits and cash flow over the business cycle. Further, the global markets for titanium dioxide ("TiO2 "), vinyl acetate monomer ("VAM"), acetic acid and our fragrance and flavor chemicals are cyclical, although to a lesser degree.

        Demand for ethylene, its derivatives and acetyls has fluctuated from year to year. These industry segments are particularly sensitive to capacity additions. Producers have historically experienced alternating periods of inadequate capacity, resulting in increased selling prices and operating margins, followed by periods of large capacity additions, resulting in declining capacity utilization rates, selling prices and operating margins. Profitability is further influenced by fluctuations in the price of feedstocks for ethylene, which generally follow price trends for crude oil or natural gas.

        During 2000, significant new industry ethylene capacity was added. During the latter half of 2000, demand began to weaken due to slower U.S. economic growth and has remained weak. As a result of these factors, benchmark ethylene prices declined in the fourth quarter of 2000, increased in early 2001 and resumed declining to slightly below fourth quarter levels in the early part of the second quarter of 2001. The ethylene industry is experiencing significant capacity additions. New North American capacity scheduled for the latter half of 2001 is expected to add 5% to domestic ethylene capacity. This additional capacity at a time of weak demand could result in declining capacity utilization rates, selling prices and margins, which could negatively affect Equistar’s results of operations. We cannot assure you that future growth in product demand will be sufficient to utilize any additional capacity.

        In addition, the operating rates at our various facilities fluctuate and, therefore, impact the comparison of period-to-period results. Different facilities may have differing operating rates from period-to-period depending on supply and demand for the product produced at the facility during that period, which may be affected by many factors, such as energy costs, feedstock costs and transportation costs. As a result, individual facilities may be operated below or above rated capacities, may be idled or may be shut down and restarted in any period. In the first quarter of 2001, we reduced operating rates in all segments, thereby increasing our per unit cost of products sold. Also, in the first quarter of 2001, as a result of surging natural gas costs, Equistar idled certain plants that use natural gas liquids-based raw materials. It is possible that lower demand in the future will cause us to reduce operating rates.

OUR BUSINESS AND EQUISTAR’S BUSINESS ARE SUBJECT TO MATERIAL FLUCTUATIONS DUE TO EXTERNAL FACTORS WHICH MAY NEGATIVELY AFFECT ITS AND OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        External factors beyond our control, such as general economic conditions, competitor actions, international events and governmental regulation in the United States and abroad, can cause fluctuations in demand for our products, fluctuations in prices and margins and volatility in the price of raw materials that we purchase. In particular, demand within the primary end-markets for our and Equistar’s products is generally a function of regional economic conditions in geographic areas in which sales are generated. For example, in the first quarter of 2001, uncertainty regarding the U.S. economy reduced market demand in all business segments, which adversely affected our results of operations. This reduced market demand has continued in the second quarter of 2001. These external factors can magnify the impact of industry cycles. As a result, our income and cash flow are subject to material fluctuations. The cash distributions we expect to receive from Equistar may be affected by the same or similar external factors.

OUR PARTICIPATION IN THE EQUISTAR JOINT VENTURE EXPOSES US TO RISKS OF SHARED CONTROL AND FUTURE CAPITAL COMMITMENTS WHICH, AMONG OTHER THINGS, MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

        We rely on cash distributions from Equistar. We did not receive any cash distributions from Equistar during the first half of 2001, and we may not receive any distributions during the remainder of 2001. Our cash flow could be adversely affected by actions taken by Equistar or our partners in Equistar or by conditions that affect Equistar or its business. In particular, if our partners in Equistar do not fulfill their obligations under the Equistar partnership agreement, Equistar may not be able to operate according to its business plan. If this were to occur, our results of operations could be adversely affected. In addition, although unanimous consent of all of Equistar’s partners is required for aggregate partner contributions not contemplated by an approved strategic plan that exceed $100 million in any given year or $300 million in a five-year period, we may be required, without our consent, to contribute amounts up to our pro rata portion of such amounts or an unlimited amount to allow Equistar to achieve or maintain compliance with certain health, safety and environmental laws. If we fail to contribute these amounts, we may have to sell our interest in Equistar to our partners at a price or on terms which may be unfavorable to us.

RISING COSTS OF ENERGY AND OTHER RAW MATERIALS MAY RESULT IN INCREASED OPERATING EXPENSES AND REDUCED RESULTS OF OPERATIONS.

        We purchase large amounts of raw materials for our businesses. The cost of these materials, in the aggregate, represents a substantial portion of our operating expenses. The prices and availability of these raw materials vary with market conditions and may be highly volatile. In addition, we use large amounts of energy in our operations. Energy costs have risen significantly recently due to the increase in the cost of oil and natural gas and the recent shortages of energy in various states. Our operating expenses have increased and will likely continue to increase if these costs continue to rise or do not return to historical levels.

        There have been in the past and will likely be in the future periods of time when we are unable to pass raw material price increases on to our customers in whole or in part. Customer consolidation in our TiO2 business has made it more difficult to pass costs along to customers, so that increased raw material prices negatively affect our operating margins.

        In our Titanium Dioxide and Related Products business segment, titanium-bearing ores are our primary raw materials, but we also purchase large quantities of chlorine, sulfuric acid, caustic soda, petroleum products and metallurgical coke, aluminum, sodium silicate, oxygen and nitrogen. In our Acetyls business segment, our primary raw materials are natural gas, carbon monoxide, methanol and ethylene, and in our Fragrance and Flavor Chemicals business segment, our primary raw materials are CST and gum turpentine or their derivatives. In addition, Equistar purchases petroleum liquids, including naptha, condensates and gas oils and natural gas liquids, including ethane, propane and butane.

        We use natural gas as a feedstock and as a source of energy. Fluctuations in the price of natural gas affect our operating expenses which, in turn, affect our results of operations. In the first quarter of 2001, our results of operations were significantly impacted by the rising cost of natural gas. Our Acetyls business segment has the largest exposure to natural gas costs, and it incurred an operating loss of $3 million for the first quarter of 2001. Our Titanium Dioxide and Related Products and Fragrance and Flavor Chemicals business segments were impacted to a lesser extent.

        Equistar’s raw material costs began increasing during 1999 due to higher oil and gas prices. These increases continued through 1999 into 2000 and remained at high levels during 2000. Surging natural gas costs late in 2000 and in the first quarter of 2001 increased both the costs of natural gas liquids-based raw materials (primarily ethane) as well as the cost of utilities. As a result, some U.S.-based producers, including Equistar, idled plants that use natural gas liquids-based raw materials. Due to the commodity nature of most of Equistar’s products, Equistar is generally not able to protect its market position by product differentiation and may not be able to pass on all cost increases to its customers. Accordingly, increases in raw material and other costs may not necessarily correlate with changes in product prices, either in the direction of the price change or in magnitude. As a result, changes in the prices of commodities and raw materials and other costs will affect Equistar’s income and cash flow which will, in turn, affect our financial condition and results of operations.

WE HAVE A LIMITED NUMBER OF SUPPLIERS FOR SOME OF OUR RAW MATERIALS, WHICH COULD NEGATIVELY AFFECT US.

        Millennium Chemicals has a limited number of suppliers for some of its raw materials, and the number of sources for and availability of raw materials is specific to the particular geographical region in which a facility is located. In 2000, Millennium Chemicals and its consolidated subsidiaries purchased 81% of their titanium-bearing ores from two suppliers, Rio Tinto Iron & Titanium Inc. (through its affiliates Richards Bay Iron & Titanium (Proprietary) Limited and QIT-Fer et Titane Inc.) and Iluka Resources Limited under multiple year contractual commitments. In addition, they obtain chlorine and caustic soda exclusively from one supplier for their Australian operations under a long-term supply agreement. For their other TiO2 manufacturing plants, there are multiple suppliers for these raw materials and they are generally purchased through short-term contracts. They also purchase all of their ethylene requirements from Equistar under a supply contract based on market prices. In addition, they purchase all of their carbon monoxide from Linde AG pursuant to a long-term contract based primarily on the cost of production. Each of the chloride TiO2 manufacturing plants has long-term supply agreements for oxygen and nitrogen through either ‘over the fence’ suppliers dedicated to the site or through a direct pipeline arrangement. Each of these contracts is an exclusive supply contract.

        Accordingly, if one of these suppliers were unable to meet its obligations under present supply arrangements, we could suffer reduced supplies or be forced to incur increased prices for our raw materials.

        Equistar purchases the majority of its natural gas and petroleum liquids requirements through contractual arrangements from a variety of third-party domestic and foreign sources, as well as on the spot market from third-party domestic and foreign sources.

OPERATING PROBLEMS IN OUR OR EQUISTAR’S BUSINESS MAY MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        The occurrence of material operating problems at our or Equistar’s facilities, including, but not limited to, the events described below, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or on our or Equistar’s operations as a whole, during and after the period of such operational difficulties. Our income is dependent on the continued operation of our and Equistar’s various production facilities and the ability to complete construction projects on schedule. Our and Equistar’s manufacturing operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions and environmental hazards, such as chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and matters resulting from remedial activities. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental contamination and other environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Furthermore, we and Equistar are also subject to present and future claims with respect to workplace exposure, workers’ compensation and other matters.

BECAUSE MILLENNIUM CHEMICALS' OPERATIONS ARE CONDUCTED WORLDWIDE, THEY ARE AFFECTED BY RISKS OF DOING BUSINESS ABROAD. THEIR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED BY CURRENCY RISK.

        Millennium Chemicals and its consolidated subsidiaries generate revenue from export sales, or sales outside the United States by their domestic operations, as well as from their operations conducted outside the United States. They sell their products to approximately 90 countries. Sales outside the United States by their domestic operations amounted to approximately 11%, 9% and 10% of total revenues in 2000, 1999 and 1998, respectively. Revenue from non-United States operations amounted to approximately 40%, 42% and 38% of total revenues in 2000, 1999 and 1998, respectively, principally reflecting the operations of the Titanium Dioxide and Related Products business segment in Europe, Brazil and Western Australia. Identifiable assets of the non-United States operations represented 29% of total identifiable assets both at December 31, 2000 and 1999, principally reflecting the assets of these operations. In addition, they obtain a portion of their principal raw materials from sources outside the United States. Ores used in the production of TiO2 are obtained from suppliers in South Africa, Australia, Canada and Norway, and a portion of their requirements of CST and gum turpentine and its derivatives is obtained from suppliers in South America, and in the past they have fulfilled a portion of these requirements from Indonesia and other Asian countries and Europe.

        Millennium Chemicals’ international operations are subject to the risks of doing business abroad, including fluctuations in currency exchange rates, transportation delays and interruptions, political and economic instability and disruptions, restrictions on the transfer of funds, the imposition of duties and tariffs, import and export controls, changes in governmental policies, labor unrest and current and changing regulatory environments. These events could have an adverse effect on their international operations in the future by reducing the demand for their products, decreasing the prices at which they can sell their products or otherwise having an adverse effect on their business, financial condition or results of operations. We cannot assure you that they will continue to be found to be operating in compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which they may be subject. We also cannot assure you that these laws will not be modified, the result of which may be to prevent foreign subsidiaries from transferring sufficient cash to Millennium Chemicals to permit Millennium America to service and repay its debt.

        The functional currency of each of Millennium Chemicals’ non-United States operations (principally, the operations of its Titanium Dioxide and Related Products business segment in the United Kingdom, France, Brazil and Australia) is the local currency. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. As a result of translating the functional currency financial statements of all their foreign subsidiaries into United States dollars, consolidated shareholders’ equity decreased approximately $46 million in both 2000 and 1999. Future events, which may significantly increase or decrease the risk of future movement in foreign currencies in which they conduct their business, cannot be predicted. In addition, Millennium Chemicals and its consolidated subsidiaries generate revenue from export sales and operations conducted outside the United States that may be denominated in currencies other than the relevant functional currency.

        Millennium Chemicals and its consolidated subsidiaries hedge certain revenues and costs to minimize the impact of changes in the exchange rates of those currencies compared to the respective functional currencies. They do not use derivative financial instruments for trading or speculative purposes. Foreign currency losses on unhedged transactions aggregated $4 million, $13 million and $4 million in 2000, 1999 and 1998, respectively. It is possible that fluctuations in foreign exchange rates will have a negative effect on their results of operations.

WE AND EQUISTAR ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATIONS AND ENVIRONMENTAL LIABILITIES THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OPERATIONS.

        Both our businesses and those of Equistar are subject to extensive requirements concerning the protection of the environment, including those governing discharges of pollutants in the air and water, the generation, management and disposal of hazardous substances and wastes and other materials and the remediation of contamination and contaminated sites. The operation of any chemical manufacturing plant and the distribution of chemical products entail risks under environmental laws. In particular, the production of TiO2, VAM, acetic acid, titanium tetrachloride ("TiCl4"), methanol and certain other chemicals produced by us or Equistar involves the handling, manufacture or use of substances or compounds that may be considered to be toxic or hazardous within the meaning of certain environmental laws, and certain operations involving those substances and compounds have the potential to cause environmental or other damage. We could incur material liabilities, including clean-up costs, fines and civil and criminal sanctions, third-party property damage and personal injury claims, as a result of violations of or liabilities under environmental laws with respect to our operations and those of Equistar. In addition, potentially significant expenditures could be required in connection with the repair or upgrade of facilities in order to comply with existing or new requirements under environmental laws.

        Equistar’s principal executive offices and many of its plants are located in and around Houston, Texas. The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the EPA. The Texas Natural Resource Conservation Commission has submitted a plan to the EPA to reach and demonstrate compliance with the ozone standard by the year 2007. Compliance with this plan will result in increased capital investment by Equistar, which could be between $150 million and $300 million before the 2007 deadline, and higher annual operating costs for Equistar. The timing and amount of these expenditures are subject to regulatory and other uncertainties, including litigation, as well as obtaining the necessary permits and approvals.

        From time to time, various agencies may serve cease and desist orders or notices of violation on us or Equistar or deny our applications for certain licenses or permits, in each case alleging that our practices are not in compliance with environmental requirements. While we believe that our businesses and the businesses of Equistar generally operate in compliance with applicable environmental requirements and that we maintain adequate reserves with respect to our remediation obligations and the environmental proceedings in which we, our subsidiaries or Equistar have been named as defendants or potentially responsible parties, there can be no assurance that actual costs and liabilities for environmental matters will not exceed the forecasted amounts or that estimates made with respect to indemnification obligations will be accurate.

        One of our subsidiaries is named as one of four potentially responsible parties at the Kalamazoo River Superfund Site, at which the State of Michigan is considering selection of a remedial alternative to address polychlorinated biphenyls contamination of river sediments. In October 2000, the Kalamazoo River Study Group (of which our subsidiary is a member) submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options and recommended a remedy involving the stabilization of several miles of river bank and the long-term monitoring of river sediments at a total cost of approximately $73 million. Other possible remedial alternatives range from no action at no further cost to the complete dredging of contaminated river sediments at a total cost of approximately $2.5 billion. Based on current information, including the levels of known contaminants, we believe that the selection of the remedial alternative involving complete dredging of river sediments is remote. Our liability at the site will depend on many factors, including the ultimate remedy selected by the State of Michigan, a determination of final allocation, the number of other potentially responsible parties and their financial viability and the remediation methods and technologies available.

        It is possible that costs will be incurred with respect to sites or indemnification obligations that currently are unknown, or as to which it is currently not possible to make an estimate.

WE SELL OUR PRODUCTS IN MATURE AND HIGHLY COMPETITIVE INDUSTRIES AND FACE PRICE PRESSURE IN THE MARKETS IN WHICH WE OPERATE.

        The global markets in which our chemical businesses operate are highly competitive. Competition is based on a number of factors, such as price, product quality and service. Some of our competitors may be able to drive down prices for our products because they have costs that are lower than ours. In addition, some of our competitors may have greater financial, technological and other resources than ours, and may be better able to withstand changes in market conditions. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Further, consolidation of our competitors or customers in any of the industries in which we compete may have an adverse effect on us. The occurrence of any of these events could adversely affect our financial condition and results of operations.

LITIGATION PROCEEDINGS AND OTHER CLAIMS COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS.

        Millennium Chemicals and certain of its subsidiaries are defendants in a number of pending legal proceedings incidental to their present and former operations, including various proceedings against an alleged former subsidiary of a discontinued operation and other alleged past manufacturers alleging personal injury and property damage based on exposure to various chemicals and other materials, such as asbestos and lead pigments used in paint and lead-based paint. It is possible that additional litigation may be filed. The legal proceedings currently in process seek recovery under a variety of theories, including negligence, failure to warn, breach of warranty, conspiracy, market share liability, fraud, misrepresentation and nuisance. Liability, if any, that may result is not reasonably capable of determination. Although we believe that, based on information currently available, the disposition of such claims in the aggregate would not have a material adverse effect on Millennium Chemicals’ consolidated financial position, results of operation or cash flow, we cannot assure such a disposition. In addition, Millennium Chemicals and its subsidiaries may be subject to potential undisclosed liabilities associated with their present and former operations, including tax liabilities and environmental liabilities arising from the operations of their predecessors and prior owners or operators of their sites or operations for which they may be responsible.

        In September 1999 Celanese AG filed suit against Millennium Chemicals alleging infringement of a Celanese patent relating to acetic acid production technology. Although we believe that we have substantial defenses to this lawsuit, this claim and any future claims of infringement of intellectual property rights could result in loss of revenue and could be time-consuming and costly to defend.

BECAUSE OF MILLENNIUM CHEMICALS’ DUAL RESIDENCE, IT MAY BE SUBJECT TO TAX LIABILITIES AND INDEMNITY, EITHER OF WHICH WOULD NEGATIVELY AFFECT OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

        Millennium Chemicals is organized under the laws of Delaware and is subject to United States federal income taxation. However, in order to obtain clearance from the U.K. Inland Revenue with respect to the tax-free treatment for U.K. tax purposes for Hanson PLC and Hanson’s shareholders of the stock dividend of shares of Millennium Chemicals issued in connection with the demerger of Millennium Chemicals from Hanson in October 1996, Hanson agreed with the U.K. Inland Revenue that Millennium Chemicals would continue to be centrally managed and controlled in the United Kingdom for at least five years following October 1, 1996. Hanson also agreed with the U.K. Inland Revenue that Millennium Chemicals’ board of directors would be the only medium through which strategic control and policy making powers were exercised, and that meetings of Millennium Chemicals’ board of directors almost invariably would be held in the United Kingdom during this five-year period. In an agreement with Hanson, Millennium Chemicals agreed not to take, or fail to take, during the five-year period, any action that would result in a breach of, or constitute non-compliance with, any of the representations and undertakings made by Hanson in Hanson’s agreement with the U.K Inland Revenue. Millennium Chemicals’ by-laws provide for similar constraints.

        Hanson’s agreement with the U.K. Inland Revenue provides that if, at any time during the five-year period following October 1, 1996, Millennium Chemicals ceases to be regarded as centrally managed and controlled in the United Kingdom, the distribution of common stock to Hanson’s shareholders to effect the demerger will no longer be regarded as tax-free to Hanson under U.K. law, although it will continue to be treated as tax-free under U.K. law to Hanson’s shareholders. Millennium Chemicals has agreed to indemnify Hanson against any liability and penalties arising out of a breach of this agreement between Hanson and the U.K. Inland Revenue. Millennium Chemicals estimates that if this indemnification obligation had arisen prior to October 1, 1997, it would have amounted to approximately $421 million. However, pursuant to the agreement, this obligation decreases by $84.2 million on each October 1 following October 1, 1997, and will continue to decrease through October 1, 2001, when it terminates in full. However, there can be no assurance that the U.K. Inland Revenue will not determine in the future that Millennium Chemicals was not centrally managed and controlled in the United Kingdom, thereby giving rise to tax liability or indemnification obligations.

        If Millennium Chemicals ceases to be a U.K. tax resident at any time, Millennium Chemicals will be deemed, for purposes of U.K. corporation tax on chargeable gains, to have disposed of its assets at that time. If this were to occur, Millennium Chemicals would be liable for U.K. corporation tax on chargeable gains on the amount by which the fair market value of those assets at the time of such deemed disposition exceeds its tax basis in those assets. The tax basis of the assets would be calculated in pounds sterling, based on the fair market value of the assets (in pounds sterling at the time of acquisition of the assets) adjusted for U.K. inflation. Accordingly, in those circumstances, Millennium Chemicals could incur a tax liability even though it has not actually sold the assets and even though the underlying value of the assets may not have actually appreciated due to currency movements. Since it is impossible to predict the future value of Millennium Chemicals’ assets, currency movement and inflation rates, it is impossible to predict the magnitude of this liability, should it arise.